Exhibit 9(a)(1)
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                                                                 Exhibit 9(a)(l)

                        TRANSFER, DIVIDEND DISBURSING AND
                              PLAN AGENCY AGREEMENT

      THIS AGREEMENT made this _____ day of _____, 1985 by and between SCUDDER VARIABLE LIFE INVESTMENT FUND, a Massachusetts business trust having its principal place of business at 175 Federal Street, Boston, Massachusetts 02110 (hereinafter called the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company with a usual place of business at 225 Franklin, Street, Boston, Massachusetts 02101 (hereinafter called "State Street").

                                WITNESSETH THAT:

      State Street is hereby appointed Transfer Agent for the Shares of beneficial interest of the Fund ("Shares") and Dividend Disbursing Agent for the Fund, and shall act as Plan Agent for shareholders of the Fund under the following terms and conditions:

DOCUMENTS

      1. In connection with the appointment of State Street as Transfer Agent, the Fund shall furnish State Street with the following documents:

      A.    A certified copy of the Declaration of Trust of the Fund;

      B.    A certified copy of the By-laws of the Fund;

      C.    A copy of the resolution of the trustees of the Fund authorizing this Agreement;
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      D.    Specimens of all forms of outstanding and new Share certificates, if any, in the forms approved by the trustees of the Fund with a certificate of the Secretary of the Fund as to such approval1 it being understood that the trustees do not presently intend to issue any Share certificates;

      E. All account application forms and other documents relating to shareholder accounts;

      F. A certified list of shareholders of the Fund with the name, address and tax identification number of each shareholder, the number of Shares held by each, certificate numbers and denominations (if any have been issued), the plan account number of each shareholder having a plane lists of any accounts against which stops have been placed, together with the reasons for said stops, and the number of shares redeemed by the Fund;

      G. A copy of the Underwriting Agreement in effect between the Fund and Scudder Fund Distributors, Inc., the distributor of its shares (the "Distributor");

      H. A copy of the Custodian Contract in effect between the Fund and the custodian of the assets of the Fund; and

      I. An opinion of counsel for the Fund with respect to the validity of the Shares, the number of Shares authorized, the status of redeemed Shares and the number of Shares with respect to which a registration statement under the Securities Act of 1933, as amended, has been filed and is in effect.

FURTHER DOCUMENTATION

      2. The Fund will also furnish from time to time the following documents:

      A. Each resolution of the trustees of the Fund authorizing the original issue of its Shares;

      B. Each registration statement under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission and amendments thereof;

      C. A certified copy of each amendment to the Declaration of Trust of the Fund and the By-laws of the Fund;

      D. Certified copies of each resolution of the trustees authorizing officers to give instructions to the Transfer Agent or Dividend Disbursing Agent;


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

      E. Each written instrument establishing and designating a new series of the Fund;

      F. Specimens of all new forms of Share certificates accompanied by trustees' resolutions approving such forms;

      G. Such other certificates, documents or opinions which State Street may, in its discretion, deem necessary or appropriate in the proper performance of its duties;

      H. Copies of all documents relating to special investment or withdrawal plans which may be offered in the future by the Fund and for which State Street is to act as plan agent.

AUTHORIZED SHARES; APPLICATION OF AGREEMENT TO SEPARATE SERIES

      3. The Fund certifies to State Street that as of the close of business on the date of this Agreement, it has an unlimited number of authorized Shares. Shares of the Fund are of a single class; however, Shares may be divided into additional series of the Fund ("Portfolios") that may be established, from time to time by action of the trustees of the Fund. If the context requires and unless otherwise specifically provided herein, the term "Fund" as used in this Agreement shall mean in addition each separate Portfolio, subsequently created, and the term "Shares" shall mean all shares of beneficial interest in the Fund, whether of a single class or divided into separate series of the Fund.

STATE STREET TO REGISTER SHARES

      4. State Street shall record issues of Shares of the Fund. Except as provided in Section 5 of this Agreement or as specifically agreed in writing from time to time between State


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

Street and the Fund, State Street shall have no obligation, when countersigning and issuing and/or crediting shares, to take cognizance of any laws relating to issue and sale of Shares.

SHARE CERTIFICATES

      5. In the event that the trustees shall have determined to issue Share certificates, the Fund shall supply State Street with a sufficient supply of blank Share certificates and from time to time shall renew such supply upon request of State Street. Such blank Share certificates shall be properly signed, manually or, if authorized by the Fund, by facsimile, and shall bear the seal or facsimile thereof of the Fund; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign Share certificates, State Street may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Fund.

PURCHASE ORDERS FROM THE DISTRIBUTOR

      6. Upon receipt of a check or other written order from the Distributor for the purchase of Shares of the Fund, accompanied or preceded in the case of a new account by a completed account application or a letter request, and in the case of any other account accompanied by sufficient information to identify the existing account, State Street shall, as of the time of


                                       -4-                                 4904B
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determination of net asset value specified in the Fund's then currently effective prospectus not later than the second business day after receipt of the check or other written order, credit the Share account of the investor with the number of Shares of the Fund so purchased and shall promptly mail to the investor a notice of such credit. State Street, upon receipt on a Boston business day of federal funds and sufficient information to identify the account for which the investment is intended, or, in the case of a new account, sufficient information from the Distributor to enable State Street to establish a shareholder account, shall as of the time of determination of net asset value next after receipt of such funds and information on that day credit the Share account of the investor with the number of Shares of the Fund so purchased and shall promptly mail to the investor a notice of such credit.

RECEIPT OF FUNDS

      7. Upon receipt of any check or other instrument drawn or endorsed to it as agent for, or identified as being for the account of, the Fund, State Street shall stamp the check with the date of receipt, shall forthwith process the same for collection and, not later than as of the opening of business on the second business day following receipt of such check or instrument, shall credit to the Fund federal funds in the face amount of the check or other instrument to the Fund and shall deposit the amount due the Fund to the custodian account of the


                                       -5-                                 4904B

Fund. Upon receipt of funds through the Federal Reserve Wire System or conversion into federal funds of funds transmitted by other bank wire transfer systems, State Street shall notify the Fund and the Distributor of such deposits, such notification to be given on a daily basis, of the total amount deposited to said account during the day.

ISSUE OF SHARE CERTIFICATES

      8. In the event that the trustees shall have determined to issue Share certificates and if an investor requests a Share certificate, State Street, as Transfer Agent, will countersign and mail, by insured first-class mail, a Share certificate to the investor at his address as set forth on the transfer books of the Fund, subject to any other instructions for delivery of certificates representing newly purchased Shares and subject to the limitation that no certificates representing newly-purchased Shares shall be mailed to the investor unless and until State Street is satisfied that the method of payment insures that the cash purchase price of such Shares has been collected and credited to the account of the Fund maintained by the custodian or thirty days have elapsed.

RETURNED CHECKS

      9. In the event that any check or other order for the payment of money is returned unpaid for any reason, State Street will:


                                       -6-                                 4904B

      A. Give prompt notification to the Distributor and the Fund of the non-payment of said check;

      B. In the absence of other instructions from the Fund or the Distributor, take such steps as may be necessary to redeem promptly any Shares purchased on the basis of such returned check and cause the proceeds of such redemption plus any dividends declared with respect to such Shares up to the amount paid for the Shares to be credited to the account of State Street or its designee, with any excess to be paid over to the Fund and to forward such returned check to the person who originally submitted the check. In the event that the amount paid for such Shares exceeds the proceeds of the redemption of such Shares plus the amount of any dividends declared with respect to such Shares, State Street may seek reimbursement of such excess from the Distributor.

DIVIDENDS AND DISTRIBUTIONS

      10. The Fund shall furnish State Street with appropriate evidence of trustee action, as the case may be, (a) authorizing, in accordance with the Declaration of Trust, the automatic declaration in cash or in Shares of the Fund of dividends from net income for a specified period as described in the currently effective prospectus of the Fund, or (b) declaring a dividend, and shall in such case advise State Street of the record date, payment date, "ex-dividend" date, amount and source of such dividend, and whether it is in cash or Shares. In the event that the trustees authorize the automatic declaration of a dividend, State Street shall establish procedures under which it will have available from the custodian of the Fund information for each day of the year or other appropriate period concerning the per Share net income of the Fund and the sources of such net income, allocated as prescribed in Paragraph 14-D of this Agreement, and, after


                                       -7-                                 4904B
deducting any amount required to be withheld by any applicable tax laws, rules and regulations or other applicable laws, rules and regulations, shall, as agent for each shareholder, (a) as of the time and date specified in the resolution of the trustees (i) invest the cash dividend declared during the preceding period in full and fractional Shares and (ii) credit such Shares and the number of full and fractional Shares declared as a dividend during the preceding period to the account of each shareholder; and (b) not later than the time specified in the Fund's currently effective prospectus mail to each shareholder at his address of record or such other address as the shareholder may have designated a statement as of the end of the preceding month showing the number of full and fractional Shares (rounded to three decimal places) and the net asset value per Share of Shares so credited, except that if a shareholder has elected to receive dividends in cash, then State Street shall prepare a check in the appropriate amount and mail it to such shareholder at his address of record or to such other address as the shareholder may have designated not later than the time specified in the Fund's currently effective prospectus. In the case of a dividend other than an automatic dividend as referred to above, State Street shall comply with the instructions of the Fund as to date of payment or reinvestment, mailing of checks and similar matters. If the Fund at any time declares a dividend from a source other than net income as described in the current prospectus, it shall notify State


                                       -8-                                 4904B

Street of the date of distribution thereof and State Street shall process such distribution in a manner similar to net income dividends. State Street shall, on or before the mailing date for the payment of dividends, notify the Fund and the custodian of the estimated amount of cash required to pay such dividend or distribution, and the Fund shall instruct the custodian to make available from time to time sufficient funds therefor in the Fund's dividend disbursing account. State Street shall prepare, file with the Internal Revenue Service, and when required, address and mail to shareholders such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, including Forms 1042, 1099 Div. and 2439, or such substitute or supplemental form of notice as may from time to time be permitted or required by the Internal Revenue Service. On behalf of the Fund, State Street shall pay on a timely basis to the appropriate federal authorities any taxes required by applicable federal tax laws to be withheld on dividends and distributions paid by the Fund.

REDEMPTIONS

      11. State Street shall process each order for the redemption of Shares of the Fund accepted by State Street on behalf of the Fund from or on behalf of an investor and shall mail to the investor a confirmation showing the name of the


                                       -9-                                 4904B

Fund, trade date, number of full and fractional Shares redeemed (in the case of a fractional Share, rounded to three decimal places), the price per Share and the total redemption proceeds. In the event of a complete redemption, such confirmation shall show, in addition, the amount of accumulated dividends, if any, included in such total redemption proceeds not previously reported to the investor in a monthly statement and the total distributions for the year to date. State Street shall either (a) prepare, affix the appropriate facsimile signature to, address and mail a check in the appropriate amount to the appropriate person or; (b) in the event redemption proceeds are to be wired through the Federal Reserve Wire System or by bank wire, cause such proceeds to be wired in federal funds to the bank or trust company account designated by the investor for receiving such proceeds. The requirements as to the instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided in the then curently effective prospectus of the Fund, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Fund and State Street. If State Street or the Fund determines that a request for redemption does not comply with the requirements for redemption, State Street shall promptly so notify the investor, together with the reason therefor. State Street shall notify the custodian and the Fund on each business day of the amount of cash required to meet payments made pur-


                                      -10-                                 4904B
suant to the provisions of this paragraph and the Fund shall instruct the custodian to make available from time to time sufficient funds therefor in the liquidation account of the Fund.

      Procedures and standards for effecting and accepting redemption orders from investors by telephone or TWX shall be established by mutual agreement between State Street and the Fund consistent with the then currently effective prospectus of the Fund.

      The authority of State Street to perform its responsibilities under this Paragraph 11 shall be suspended upon receipt of notification by it of the suspension of the determination of the Fund's net asset value.

UNCLAIMED DIVIDEND AND REDEMPTION PAYMENTS

      12. State Street shall, within 90 days after the end of each calendar year, furnish in writing to the Fund the names and addresses, as shown in the shareholder accounts maintained pursuant to Paragraph 14, of all investors for which, as of the end of the calendar year, checks, Share certificates or account statements have been returned. State Street shall follow any written instructions received from the Fund concerning the disposition of any such unclaimed dividends or distributions.


                                     -11-                                  4904B

STATE STREET TO RECORD TRANSFERS

      13. State Street, upon receipt of a proper request for transfer and surrender to it of certificates, if any, in proper form for transfer, is authorized to transfer on the records of the Fund maintained by it from time to time Shares of the Fund, and upon cancellation of surrendered certificates, if any, to credit a like amount of Shares to the transferee and to countersign, issue and deliver new certificates if required, and if the trustees shall have determined to issue Share certificates, except that State Street shall take such reasonable measures as may be agreed upon from time to time between the Fund and State Street to identify proposed transfers which, if effected, appear likely to cause the Fund to fall within the definitions of a personal holding company as defined in the Internal Revenue Code and shall not make such transfer without the prior written approval of the Fund and its counsel.

BOOKS AND RECORDS

      14. State Street shall maintain records showing for each investor's account the following:

      A.    Names, addresses and tax identifying numbers, when provided;

      B.    Number of Shares of the Fund held;

      C. Historical information regarding the account of each shareholder, including dividends and distributions distributed in cash or invested in Shares;

      D. Information with respect to the source of all dividends and distributions allocated among income, realized short-term gains and realized long-term gains;


                                      -12-                                 4904B

      E. Any stop or restraining order placed against a shareholder's account;

      F. Information with respect to withholdings on domestic or foreign accounts;

      G. Any instructions from a shareholder including all forms furnished by the Fund and executed by a shareholder with respect to (i) dividend or distribution elections and (ii) elections with respect to payment options in connection with the redemption of Shares;

      H. Any dividend address and correspondence relating to the current maintenance of a shareholder's account;

      I. Certificate numbers and denominations for any shareholder holding certificates;

      J. Any information required in order for State Street to perform the calculations contemplated under Paragraphs 6, 7 and 10 hereof.

      Any such records required to be maintained by Rule 31a-l of the General Rules and Regulations under the Investment Company Act of 1940 will be preserved for the periods prescribed in Rule 31a-2 of said rules. Disposition of such rec6rds after such prescribed periods shall be as mutually agreed upon from time to time by the Fund and State Street. The retention of such records, which may be inspected by the Fund at reasonable times, shall be at the expense of the Fund.

RIGHTS OF OWNERSHIP

      15. The Fund agrees that all computer programs and procedures developed to perform services required under this Agreement are the property of State Street, and State Street agrees that all records and other data except computer programs and procedures are the exclusive property of the Fund and that


                                      -13-                                 4904B
all such records and other data will be furnished to the Fund in available computer oriented data forms as soon as practicable upon termination of this Agreement for any reason whatsoever.

OTHER INFORMATION TO THE FUND

      16. State Street will furnish to the Fund such other information, including shareholder lists, and statistical information, as may be agreed upon from time to time between State Street and the Fund.

FORM N-lR

      17. State Street shall maintain such records as shall enable the Fund to fulfill the requirements of Form N-1R, including but not limited to the requirements of Items 58 and 59 of Form N-lR.

COOPERATION WITH ACCOUNTANTS

      18. State Street shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's annual report on Form N-lR.


                                      -14-                                 4904B

CORRESPONDENCE

      19. State Street will answer that correspondence from shareholders relating to their Share accounts and such other correspondence as may from time to time be mutually agreed upon and notify the Fund of any correspondence which may require an answer from the Fund.

PROXIES

      20. State Street shall mail proxy cards and other material supplied to it by the Fund in connection with shareholder meetings of the Fund and shall receive, examine and tabulate returned proxies and certify the vote of the Fund. To the extent that shareholders of a subsequently created Portfolio would be entitled to vote as a class, State Street shall receive, examine and tablulate returned proxies and certify the vote of the Fund by Portfolio.

FEES AND CHARGES

      21. State Street will receive such compensation from the Fund for its service as the Fund's Transfer, Dividend Disbursing and Plan Agent and for its other duties pursuant hereto as may be agreed upon from time to time, and shall be reimbursed for the cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders of the Fund, or especially prepared for use in connection with its actions hereunder, as well as the cost of


                                      -15-                                 4904B
postage, telephone and telegraph used in communicating with shareholders of the Fund, except to the extent that certain such expenses are charged directly to shareholders as set forth in the then currently effective prospectus of the Fund, it being agreed that State Street, prior to ordering any forms in such supply as it estimates will be adequate for more than two years use, shall obtain the written consent of the Fund. All forms for which State Street has received reimbursement from the Fund shall be and remain the property of the Fund until used. State Street shall also receive from the Fund all reasonable counsel fees incurred by it in connection with the performance of its duties under this Agreement, unless such fees are incurred on a matter involving State Street's willful misconduct or negligence.

COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

      22. Except as otherwise provided in this Agreement and except for the accuracy of information furnished to it by State Street, the Fund assumes full responsibility for the preparation, contents and distribution of each prospectus of the Fund for complying with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any laws, rules and regulations of governmental authorities having jurisdiction.


                                      -16-                                 4904B

INSTRUCTIONS

      23. Whenever State Street is authorized to take action hereunder pursuant to proper instructions from the Fund, State Street shall be entitled to rely upon any certification, letter or other instrument or communication reasonably believed by State Street to be genuine and to have been properly made or signed or authorized by an officer or other authorized agent of the Fund and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by any officer of the Fund, or any person authorized by the trustees of the Fund.

CONFIDENTIALITY

      24. State Street agrees to treat all records and other information relative to the Fund and its prior, present or potential shareholders confidentially and State Street on behalf of itself and its employees agrees to keep confidential all such information, except, after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where State Street may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.


                                      -17-
                                                                           4904B

REFERENCES TO STATE STREET

      25. The Fund shall not circulate any printed matter which contains any reference to State Street without the prior written approval of State Street, excepting solely such printed matter as merely identifies State Street as Transfer Agent, Dividend Disbursing Agent and Plan Agent. The Fund will submit printed matter requiring approval to State Street in draft form, allowing sufficient time for review by State Street and its counsel prior to any deadline for printing.

UNCONTROLLABLE EVENTS

      26. State Street shall not be liable for damage, loss of data, delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe1 acts of God, insurrection, war, riots, or failure of transportation1 communication or power supply. In the event of electromechanical breakdowns beyond its control, State Street shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. State Street shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available and State Street shall further use reasonable care to


                                      -18-                                 4904B
minimize the likelihood of such damage, loss of data, delays or errors, and should such damage, loss of data, delays or errors occur, State Street shall use its best efforts to mitigate the effects of such occurrence. Representatives of the Fund shall be entitled to inspect the State Street premises and operating capabilities within reasonable business hours upon reasonable notice to State Street, and, upon request of such representative or representatives, State Street shall from time to time as appropriate, furnish to the Fund a letter setting forth the insurance coverage thereon, any changes in such coverage which may occur, and any claim relating to the Fund, and shall deliver the same to the Fund.

STANDARD OF CARE

      27. State Street shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said error is caused by its negligence, bad faith or willful misconduct or that of its employees.

ADVICE OF COUNSEL AND INDEMNIFICATION

      28. State Street as Transfer Agent and Dividend Disbursing Agent shall be entitled to receive and act upon advice of counsel (who may be counsel for the Fund) and shall be without


                                      -19-                                 4904B
liability for any action reasonably taken or thing reasonably done pursuant to such advice, and shall be kept indemnified by the Fund and be without liability for any action taken or thing done by it in carrying out the terms and provisions of this Agreement in good faith and without negligence. In order that the indemnification provisions contained in this Paragraph 28 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save State Street harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that State Street will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend State Street against any claim which may be the subject of this indemnification, and in the event that the Fund so elects it will so notify State Street, and thereupon the Fund shall take over complete defense of the claim, and State Street shall, in such situation, initiate no further legal or other expenses for which it shall seek indemnification under this Paragraph 28. State Street shall in no case confess any claims or make any compromise in any case in which the Fund will be asked to indemnify State Street except with the Fund's prior written consent.


                                      -20-                                 4904B

FURTHER ACTIONS

      29. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

AMENDMENT AND TERMINATION

      30. This Agreement shall run for a period .of one year from the date first above written and may be modified or amended from time to time by mutual agreement in writing between the parties hereto. The Agreement may be terminated at any time after the expiration of such one year by sixty days written notice given by one party to the other. Upon termination hereof the Fund shall pay to State Street such compensation as may be due as of the date of such termination, and shall likewise reimburse State Street for its costs, expenses and disbursements as contemplated by this Agreement.

NOTICE

      31. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other party.


                                      -21-                                 4904B

INTERPRETIVE PROVISIONS

      32. In connection with the operation of this Agreement, State Street and the Fund may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by all parties and annexed hereto, but no such provision shall contravene any applicable Federal or State law or regulation and no such interpretive or additional provision shall be deemed to be an amendment of this Agreement.

MISCELLANEOUS

      33. It is understood and expressly stipulated that neither the holders of Shares in the Fund nor the trustees of the Fund shall be personally liable hereunder. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.


                                      -22-                                 4904B

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ATTEST:                             SCUDDER VARIABLE LIFE INVESTMENT FUND


                                    By
-------------------------------        -------------------------------
                                          President

ATTEST:                             STATE STREET BANK AND TRUST COMPANY


                                    By
-------------------------------        -------------------------------


                                      -23-                                 4904B